================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   ----------

                                    FORM 8-K
                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                         DATE OF REPORT: July 11, 1997

                 SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                    DELAWARE
                 (STATE OR OTHER JURISDICTION OF INCORPORATION)

        0-12771                                        95-3630868
(COMMISSION FILE NUMBER)                (I.R.S. EMPLOYER IDENTIFICATION NO.)

                  10260 CAMPUS POINT DRIVE, SAN DIEGO, CA    92121
                (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)   (ZIP CODE)

                                 (619) 546-6000
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)


================================================================================

                                    FORM 8-K

ITEM 5.  OTHER EVENTS.

         As previously reported, on November 20, 1996, Registrant entered into a definitive acquisition agreement to purchase Bell Communications Research, Inc. ("Bellcore"), a global provider of communications software, engineering, and consulting services. Pursuant to Rule 3-05 of Regulation S-X, filed herewith are audited financial statements of Bellcore for the three year period ended December 31, 1996 and unaudited financial statements for the interim period ended March 31, 1997. Further, pursuant to Rule 11-01 of Regulation S-X, filed herewith are pro forma financial information reflecting the probable acquisition of Bellcore.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

      (a) The following consolidated financial Statements of Bellcore are filed as part of this report:


                                                                              PAGE
                                                                              ----
      Report of Independent Accountants                                       F-1
      Consolidated Statements of Operations and Retained Earnings
      (Deficit) for the years ended December 31, 1996, 1995 and 1994          F-2
      Consolidated Balance Sheets as of December 31, 1996 and 1995            F-3
      Consolidated Statements of Cash Flows for the years ended
      December 31, 1996, 1995 and 1994                                        F-4
      Notes to Consolidated Financial Statements, December 31, 1996,          F-5
      1995 and 1994
      Unaudited Consolidated Statements of Operations and Retained
      Earnings (Deficit) for the three months ended March 31, 1997 and
      1996                                                                    F-20
      Unaudited Consolidated Balance Sheets as of March 31, 1997 and
      December 31, 1996                                                       F-21
      Unaudited Consolidated Statements of Cash Flows for the three           F-22
      months ended March 31, 1997 and 1996
      Notes to Consolidated Financial Statements, March 31, 1997 and          F-23
      1996

      (b) The following pro forma condensed consolidated financial statements are filed with this report:


                                                                              PAGE
                                                                              ----
      Unaudited Pro Forma Condensed Consolidated Balance Sheet as of          F-27
      April 30, 1997
      Unaudited Pro Forma Condensed Consolidated Statement of Income:
               Fiscal year ended January 31, 1997                             F-28
               Three months ended April 30, 1997                              F-29
      Notes to Unaudited Pro Forma Condensed Consolidated Financial           F-30
      Statements

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of Bellcore:

We have audited the accompanying consolidated balance sheets of Bellcore and its wholly-owned subsidiaries (the "Company") as of December 31, 1996 and 1995, and the related consolidated statements of operations and retained earnings (deficit), and cash flows for each of the three years in the period ended December 31, 1996. We have also audited the financial statement schedule included on page F-19 of this Form 8-K. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.




/s/ COOPERS & LYBRAND L.L.P.

Parsippany, New Jersey
February 12, 1997

                            BELLCORE AND SUBSIDIARIES
      CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS (DEFICIT)

--------------------------------------------------------------------------------------------------------------------
                                                                              For the years ended December 31,

Dollars in thousands                                                      1996              1995             1994
--------------------------------------------------------------------------------------------------------------------
REVENUES

Bell Operating Companies                                             $   774,454       $   833,795       $   872,384
Third Party                                                              235,397           184,180           146,696
--------------------------------------------------------------------------------------------------------------------
     Total Revenues                                                    1,009,851         1,017,975         1,019,080
--------------------------------------------------------------------------------------------------------------------
Cost of Revenues                                                         727,953           774,965           776,604
--------------------------------------------------------------------------------------------------------------------
     Gross Profit                                                        281,898           243,010           242,476
--------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES

Research & Investment                                                     41,855            32,054            48,218
Marketing & Sales                                                        138,627           104,015            36,625
General & Administrative                                                 112,200           140,788           159,435
--------------------------------------------------------------------------------------------------------------------
     Total Operating Expenses                                            292,682           276,857           244,278
--------------------------------------------------------------------------------------------------------------------
     Operating Loss                                                      (10,784)          (33,847)           (1,802)
--------------------------------------------------------------------------------------------------------------------
Interest                                                                   8,389             7,694             9,559
Other Expense/(Income)                                                    (1,111)             (856)              357
--------------------------------------------------------------------------------------------------------------------
     Loss Before Income Taxes                                            (18,062)          (40,685)          (11,718)
--------------------------------------------------------------------------------------------------------------------
Benefit for Income Taxes                                                  (5,842)          (19,055)          (12,630)
--------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                                    $   (12,220)      $   (21,630)      $       912
--------------------------------------------------------------------------------------------------------------------
Retained earnings (deficit), beginning of period                     $   (41,673)          (20,043)      $     6,063
--------------------------------------------------------------------------------------------------------------------
Net income (loss)                                                        (12,220)          (21,630)              912
Amount transferred from Additional Paid In Capital/Common Stock           23,575            22,789             2,102
Dividends paid                                                           (23,575)          (22,789)          (29,120)
--------------------------------------------------------------------------------------------------------------------
RETAINED DEFICIT,  END OF PERIOD                                     $   (53,893)      $   (41,673)      $   (20,043)
--------------------------------------------------------------------------------------------------------------------




The accompanying Notes are an integral part of the financial statements.
--------------------------------------------------------------------------------

                            BELLCORE AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

---------------------------------------------------------------------------------------------------------------
                                                                                    DECEMBER 31,    December 31,
Dollars in thousands                                                                   1996             1995
---------------------------------------------------------------------------------------------------------------
ASSETS


Current Assets

Cash and Cash Equivalents                                                             $  53,504       $  24,882
Accounts Receivable:
     Bell Operating Companies                                                           131,625         143,493
     Third Party, net of allowance of $2,415                                             84,284          55,079
Prepaid Expenses and Other                                                                7,962           9,553
Deferred Income Taxes                                                                    19,791          19,500
---------------------------------------------------------------------------------------------------------------
     Total Current Assets                                                               297,166         252,507
---------------------------------------------------------------------------------------------------------------
Property, Plant and Equipment                                                           651,203         683,805
Less Accumulated Depreciation                                                          (431,805)       (443,250)
---------------------------------------------------------------------------------------------------------------
     Net Property, Plant and Equipment                                                  219,398         240,555
---------------------------------------------------------------------------------------------------------------
Deferred Charges and Other Assets                                                        25,811          36,815
Noncurrent Deferred Income Taxes                                                         24,351          15,474
Income Taxes Receivable                                                                  43,933          49,006
---------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                          $ 610,659       $ 594,357
---------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities

Short-Term Borrowings                                                                 $  89,000       $ 109,600

Accounts Payable                                                                         21,842          28,518
Accrued Liabilities:
     Wages and Salaries                                                                  52,155          49,548
     Benefits                                                                            30,867          30,849
     Bell Operating Companies                                                            59,718          31,168
     Other Accrued Liabilities                                                           82,489          73,825
Current Portion of Capital Lease Obligations                                              6,504           7,551
---------------------------------------------------------------------------------------------------------------
     Total Current Liabilities                                                          342,575         331,059
---------------------------------------------------------------------------------------------------------------
Long-Term Liabilities

Long-Term Capital Lease Obligations                                                       2,968           8,958
Accrued Pension and Postretirement Benefits                                              88,790          63,766
Other Noncurrent Liabilities                                                             79,080          57,533
---------------------------------------------------------------------------------------------------------------
     Total Long-Term Liabilities                                                        170,838         130,257
---------------------------------------------------------------------------------------------------------------
Commitments and Contingent Liabilities (Note K)

Stockholders' Equity

Common Stock - Seven Shares Authorized, Issued and Outstanding Without Par Value        151,139         174,714

Retained Deficit                                                                        (53,893)        (41,673)
---------------------------------------------------------------------------------------------------------------
     Total Stockholders' Equity                                                          97,246         133,041
---------------------------------------------------------------------------------------------------------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                            $ 610,659       $ 594,357
---------------------------------------------------------------------------------------------------------------



The accompanying Notes are an integral part of the financial statements.
--------------------------------------------------------------------------------

                            BELLCORE AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


-----------------------------------------------------------------------------------------------------------
                                                                      FOR THE YEARS ENDED DECEMBER 31,
Dollars in thousands                                                 1996            1995           1994
-----------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES


Net Income (Loss)                                                 $ (12,220)      $ (21,630)      $     912

Adjustments to Reconcile Net Income (Loss) to Net Cash
     Provided by Operating Activities
Depreciation and Amortization                                        66,950          73,964          81,046
Deferred Income Taxes                                                (9,168)        (15,138)        (46,087)
Provision for Doubtful Accounts                                       2,415               -               -
Decrease (Increase) in Assets:
     Accounts Receivable                                            (19,752)        (32,785)         13,108
     Prepaid Expenses and Other                                       1,591           3,872          14,604
     Deferred Charges and Other Assets                               11,004          29,057          21,244
     Income Taxes Receivable                                          5,073         (29,578)        (19,428)
Increase (Decrease) in Liabilities:
     Accounts Payable and Accrued Liabilities                        33,163          48,073          25,477
     Accrued Pension and Postretirement Benefits                     25,024          18,373          22,952
     Other Noncurrent Liabilities                                    21,547         (15,028)         35,403
-----------------------------------------------------------------------------------------------------------
     Net Cash Provided by Operating Activities                      125,627          59,180         149,231
-----------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES

Purchase of Property, Plant and Equipment                           (40,263)        (65,533)        (45,229)
Proceeds from Disposals of Property, Plant and
     Equipment                                                        1,416           1,310             458
-----------------------------------------------------------------------------------------------------------
     Net Cash Used in Investing Activities                          (38,847)        (64,223)        (44,771)
-----------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES

Increase (Decrease) in Short-Term Borrowings                        (20,600)         74,700         (55,900)
Payments of Note to Bell Operating Companies                              -         (17,613)         (2,937)
Dividends Paid                                                      (23,575)        (22,789)        (29,120)
Principal Payments on Capital Lease Obligations                     (13,983)        (21,448)        (21,489)
-----------------------------------------------------------------------------------------------------------
     Net Cash Provided by (Used in) Financing Activities            (58,158)         12,850        (109,446)
-----------------------------------------------------------------------------------------------------------
Net Increase (Decrease) in Cash and Cash Equivalents                 28,622           7,807          (4,986)
-----------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at Beginning of Period                     24,882          17,075          22,061
-----------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                        $  53,504       $  24,882       $  17,075
-----------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

Cash Paid (Received) During the Period for:

     Interest                                                     $   6,328       $   6,334       $   3,000
     Income Taxes                                                 $  (4,143)      $  20,074       $  37,658

Supplemental Schedule of Noncash Investing and
     Financing Activities

     Capital Lease Obligations Incurred for Use of Equipment      $   6,946       $   9,420       $  14,660

In 1995, the Company received stock with an estimated fair value of $3,347, as advanced payment of royalties.
--------------------------------------------------------------------------------



The accompanying Notes are an integral part of the financial statements.
--------------------------------------------------------------------------------

                            BELLCORE AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

A)  ORGANIZATION

Bell Communications Research, Inc. ("Bellcore") was organized in 1983 in connection with the court-ordered divestiture by AT&T Corporation of its operating telephone companies that provide local telecommunications and exchange access services. The consent decree permitted the divested companies to support and share the costs of an organization for the provision of engineering, administrative and other services most efficiently provided on a centralized basis, and required the divested companies to provide through a centralized organization a point of contact for coordination to satisfy national security and emergency preparedness requirements.

On December 31, 1983, AT&T Corporation and certain of its affiliated corporations transferred to Bellcore the assets required to operate the centralized organization in exchange for seven shares of common stock. One share of that stock was transferred effective January 1, 1984 to each of the seven regional companies formed to implement the divestiture of the telephone companies, each of which during 1984 assigned its share of Bellcore to operating telephone subsidiaries or other affiliated corporations (the "Owners"). The Owners subsequently entered into a shareholders' agreement to establish their rights and obligations, including their financial commitments to Bellcore. In accordance with the shareholders' agreement, an Owner cannot sell its share without providing notice two full fiscal years from the date of request. The current shareholders are Ameritech Services, Inc., Bell Atlantic NSI Holdings, Inc., BellSouth Telecommunications, Inc., Pacific Bell, Southwestern Bell Telephone Company, Telesector Resources Group, Inc. and U S WEST Communications, Inc.

On November 20, 1996, the Owners entered into an agreement to sell their common shares of Bellcore to Science Applications International Corporation ("SAIC"). The transaction is expected to be finalized in late 1997 after the Owners obtain the requisite regulatory approvals.

Bellcore operates in one business segment as a leading provider of software development, engineering and consulting services, and advanced research and development to support the authorized telecommunications activities of the Owners and their affiliates. Bellcore, accordingly, derives its revenues principally from the Owners under service agreements which provide for the recovery of certain regulatory costs, including a return on investment.


B)  ACCOUNTING POLICIES

BASIS OF PRESENTATION

The consolidated financial statements include the accounts of Bellcore and its wholly-owned subsidiaries (the "Company"). In consolidation, all intercompany balances and transactions have been eliminated.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                            BELLCORE AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


B)  ACCOUNTING POLICIES (CONTINUED)

REVENUE RECOGNITION

The Company derives its revenues principally from the Owners under service agreements, which provide for the recovery of its costs plus a return on investment as defined. The Company also sells to third parties. The Company recognizes revenue for products and services in the period in which it is earned, which is generally over the contract period or when the related services are performed.

As directed by the Company's Board of Directors, the Company reduces the amount billed to the Owners for products and services by an amount equal to the profit margin earned on third party sales.

CASH EQUIVALENTS

The Company considers all highly liquid investments purchased with an original maturity of three months or less as cash equivalents for financial reporting purposes. The Company's cash equivalents are in high-quality securities placed in a wide array of institutions with high credit ratings. The Company has a concentration of credit risk as one of the Company's subsidiaries maintains its cash balances in one financial institution.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment is stated at cost. Leasehold improvements are amortized over the shorter of the terms of the related leases or the estimated useful lives of the assets. Depreciation is computed on the straight-line method for financial reporting purposes and on prescribed accelerated methods for income tax purposes. For financial reporting purposes, gains or losses from the disposition of fixed assets are charged to operations.

Property, plant and equipment acquired under capital leases are capitalized at the lower of the present value of minimum lease payments or the fair value of the leased property. Depreciation expense includes the amortization of leased assets.

COMPENSATED ABSENCES

Prior to January 1, 1990, Bellcore accounted for future compensated absences by establishing a liability and a corresponding deferred charge. The Company recovered such costs through billings to its Owners as such amounts were paid.

Effective January 1, 1990, the Company began to amortize the December 31, 1989 deferred charge balance over a ten-year period and is also recognizing expense as future compensated absences are earned. This method of accounting is consistent with the regulatory accounting method used by its Owners.

In December 1995, the Company modified its vacation policy to reduce the number of vacation days earned at the beginning of each year. This modification resulted in the Company providing for less earned vacation at the beginning of the year than had been provided under the prior policy. In connection with this change in policy, the Company wrote-off the remaining unamortized deferred charge to offset the benefit associated with the change in vacation policy.

                            BELLCORE AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


B)  ACCOUNTING POLICIES (CONTINUED)

DIVIDENDS TO CURRENT OWNERS

Since inception, Bellcore's net income has been based on a statutory return on the Company's asset base. The Company's policy through 1994 had been to dividend the entire net income on a quarterly basis to the Owners. Beginning in 1994, certain expenses of the Company were incurred without a corresponding billing to the Owners. This resulted in reduced net income for 1994, 1995, and 1996. The Company's Owners elected to receive dividends as if the nonbilled expenses were not incurred which resulted in dividends in excess of net income which reduced additional paid in capital and common stock.

RESEARCH TAX CREDITS

Research tax credits are claimed by the Owners or their affiliates and by other contracting parties with respect to amounts paid to the Company for services consisting of research or experimental activities. However, research tax credits associated with formative projects are claimed by Bellcore and are not passed through to the Owners or their affiliates.

COSTS INCURRED ON BEHALF OF THE OWNERS

The Company has incurred certain costs on behalf of its Owners related to the proposed sale of the Company to SAIC. The Owners have agreed to reimburse the Company for the costs of the transaction whether or not the sale is consummated. Currently, such costs will be reimbursed upon consummation of the sale. Total costs to be reimbursed of $4.3 million at December 31, 1996 are included in prepaid expenses and other current assets.

RECLASSIFICATION

Prior year balances have been reclassified to conform with the 1996 presentation.

C)  SHORT-TERM BORROWINGS AND CREDIT AGREEMENTS

Bellcore has available lines of credit totaling $460.0 and $585.0 million, of which $89.0 and $109.6 million were outstanding at December 31, 1996 and 1995, respectively. In June of 1996, Bellcore entered into a $250.0 million revolving credit agreement. The five year agreement contains financial covenants that require the Company to meet a Debt ratio and Interest coverage, and defines limits to the amount of certain liens, investments and dividend payments. The Company was in compliance with these covenants, as amended, as of December 31, 1996. There are no formal compensating balance agreements involved with these lines of credit or revolving credit agreement.

During the years ended December 31, 1996 and 1995, the maximum aggregate short-term borrowings outstanding at any month-end were $162.8 and $109.6 million, respectively; the average aggregate short-term borrowings outstanding were $120.7 and $75.4 million, respectively; and the weighted average interest rates were 5.3 and 5.9 percent, respectively. The average interest rate on short-term borrowings outstanding at December 31, 1996 and 1995 was 6.9 and 5.7 percent, respectively. At December 31, 1996, there were no loans outstanding under the revolving credit agreement. The carrying value of the short-term borrowings approximate their fair value.

                            BELLCORE AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------



D)  COMPOSITION OF CERTAIN FINANCIAL STATEMENT CAPTIONS

----------------------------------------------------------------------------
                                             For the years ended December 31,
Dollars in thousands                                1996        1995
----------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS (1):
  Cash                                            $ 2,778      $24,861
  Short-term Investments                           50,726           21
                                                  -------      -------
                                                   53,504       24,882
                                                  =======      =======

ACCRUED LIABILITIES:
  Wages and Salaries
    Bonuses (Success Sharing Plan)                $48,461      $45,534
    Other                                           3,694        4,014
                                                  -------      -------
                                                   52,155       49,548
                                                  =======      =======

  Benefits
    Accrued Vacation                              $23,378      $23,748
    Flexible Benefits Medical Reserve               5,000        4,700
    Other                                           2,489        2,401
                                                  -------      -------
                                                   30,867       30,849
                                                  =======      =======

  Other Accrued Liabilities
    Deferred Revenue/Customer Prepayments         $24,374      $ 6,124
    Accrued Severance                              11,241       20,175
    Accrued Facility Closing Costs                  7,098        8,740
    Fixed Asset Accruals                            6,773        6,337
    Contractor Expense Accruals                     2,279        6,255
    Other                                          30,724       26,194
                                                  -------      -------
                                                   82,489       73,825
                                                  =======      =======

ACCRUED PENSION AND POSTRETIREMENT BENEFITS:
  Other Post-Employment Benefits (OPEB)           $64,807      $43,613
  Post-Employment Benefits (PEB)                   10,408        8,983
  Other                                            13,575       11,170
                                                  -------      -------
                                                   88,790       63,766
                                                  =======      =======


--------------------------------------------------------------------------------

(1) One of the Company's subsidiaries, who serves as an agent for the Bell Operating Companies, has segregated short-term investments of $50.6 million as of December 31, 1996 and segregated cash of $21.1 million as of December 31, 1995, which is maintained on behalf of the Bell Operating Companies (See Note
H).

                            BELLCORE AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------



E)  INCOME TAXES

The components of income tax expense are as follows:

---------------------------------------------------------------------
                                For the years ended December 31,
Dollars in thousands             1996           1995          1994
---------------------------------------------------------------------
Federal

Current                       $ (7,018)      $ (7,013)      $ 11,796
Deferred                          (581)        (9,832)       (22,170)
                              --------       --------       --------
                                (7,599)       (16,845)       (10,374)
                              --------       --------       --------

State and Local

Current                         (4,262)          (807)         4,021
Deferred                         6,019         (1,403)        (6,277)
                              --------       --------       --------
                                 1,757         (2,210)        (2,256)
                              --------       --------       --------
BENEFIT FOR INCOME TAXES      $ (5,842)      $(19,055)      $(12,630)
                              ========       ========       ========


Deferred income taxes reflect the impact of "temporary differences" between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws. Temporary differences which give rise to a significant portion of deferred tax assets and liabilities consist of facility consolidations, depreciation, pension and vacation pay expenses and warranty accrual. As of December 31, 1996, 1995 and 1994, the total deferred tax asset is $72.3, $72.0 and $63.4 million and the total deferred tax liability is $28.2, $37.0 and $43.6 million, respectively. In addition, as of December 31, 1996 and 1995, the Company has income tax receivables of $43.9 and $49.0 million, respectively.

Income tax expense for the years ended December 31, 1996, 1995 and 1994 differs from the amount computed by applying the statutory federal income tax rate. These differences are attributable to the following:

---------------------------------------------------------------------------------------------------
                                                                 For the years ended December 31,
                                                                1996          1995          1994
---------------------------------------------------------------------------------------------------
Statutory income tax rate                                      (35.0) %      (35.0) %      (35.0) %
State income taxes, net of federal income tax benefit            6.3          (3.5)        (12.5)
Investment tax credits                                          (0.4)         (0.2)        (27.5)
Research and other tax credits, net                             (5.5)         (4.2)        (27.1)
Other                                                            2.2          (4.0)         (5.7)
                                                               -----         -----        ------

EFFECTIVE INCOME TAX RATE                                      (32.4) %      (46.9) %     (107.8) %
                                                               =====         =====        ======

                            BELLCORE AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------



E)  INCOME TAXES (CONTINUED)

During 1994, the Company received final resolution of the 1984 through 1989 tax examinations, which resulted in a reserve adjustment relating to investment tax credits of $3.0 million. During 1996, the Company received final resolution of the 1990 through 1993 tax examinations. The Company is subject to tax examinations in various jurisdictions and believes that adequate tax payments have been made and accruals recorded for all years.

Deferred income taxes are provided for significant income and expense items recognized in different years for tax and financial reporting purposes. Deferred tax assets (liabilities) are comprised of the following temporary differences:


--------------------------------------------------------------------------------------
                                                       For the years ended December 31,
Dollars in thousands                                           1996           1995
--------------------------------------------------------------------------------------
Deferred Tax Assets

Accrued compensation, principally postretirement
benefits, and compensated absences                          $ 32,075       $ 24,645
Accrued expenses, principally warranty and legal
accruals                                                       9,015          3,187
Amortization, primarily software                               8,174         15,188
Restructuring accruals                                         7,308          7,425
Accrued facility closing costs                                 5,668          8,731
Deferred revenue                                               3,438          4,146
Deferred compensation                                          3,413          6,186
Other                                                          3,256          2,457
                                                            --------       --------
TOTAL DEFERRED TAX ASSETS                                   $ 72,347       $ 71,965
                                                            --------       --------

Deferred Tax Liabilities

Plant and equipment, principally due to differences in
depreciation                                                $(23,144)      $(26,722)
Prepaid expenses, principally due to overfunded
pension plans                                                 (3,622)        (7,242)
Partnership losses                                                --         (2,091)
Other                                                         (1,439)          (936)
                                                            --------       --------
TOTAL DEFERRED TAX LIABILITIES                               (28,205)       (36,991)
                                                            --------       --------
NET DEFERRED TAX ASSET                                        44,142         34,974
NET CURRENT DEFERRED TAX ASSET                                19,791         19,500
                                                            --------       --------
NET NONCURRENT DEFERRED TAX ASSET                           $ 24,351       $ 15,474
                                                            ========       ========

                            BELLCORE AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------



F)  PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consists of the following:


---------------------------------------------------------------
                                              December 31,
Dollars in thousands                       1996          1995
---------------------------------------------------------------
Land                                     $  9,916      $  9,916
Building and improvements                  88,801        89,375
Furniture and fixtures                     26,801        30,924
Machinery and equipment                    20,137        20,109
Computer equipment                        299,834       302,747
Laboratory apparatus                       95,179       105,577
Leasehold improvements                    110,535       125,157
                                         --------      --------
TOTAL PROPERTY, PLANT AND EQUIPMENT      $651,203      $683,805
                                         ========      ========


The assets of the Company are located primarily in New Jersey. The principal office is in Morristown; research and engineering are conducted at facilities in Morris, Middletown and Chester Townships; and software systems development is performed in Piscataway. Bellcore also operates a center for technical education near Chicago, Illinois and maintains an office in Washington, D.C. for federal legislative and regulatory support and for national security and emergency preparedness coordination.

Total depreciation expense amounted to $57.8, $60.6 and $57.7 million for the years ended December 31, 1996, 1995 and 1994, respectively.

G)  LEASES

The Company leases buildings, computer equipment and other office equipment under operating and capital leases with varying terms, some containing renewal and/or purchase options, expiring through 2012. Total rent expense for operating leases amounted to $31.5, $37.6 and $40.8 million for the years ended December 31, 1996, 1995 and 1994, respectively.

                            BELLCORE AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

G)  LEASES (CONTINUED)

Future minimum lease payments under noncancelable operating and capital leases, having remaining terms in excess of one year as of December 31, 1996, for each of the next five years and in the aggregate are:


--------------------------------------------------------------------------------------
                                                      Operating              Capital
Dollars in thousands                                    Leases                Leases
--------------------------------------------------------------------------------------
1997                                                  $ 27,330               $  7,040
1998                                                    19,957                  2,440
1999                                                    18,353                    648
2000                                                    18,083                      0
2001                                                    17,978                      0
Thereafter                                              27,457                      0
                                                      --------               --------
TOTAL MINIMUM PAYMENTS DUE                            $129,158               $ 10,128
                                                      ========
Less: Amount representing interest                                                656
                                                                             --------
PRESENT VALUE OF MINIMUM LEASE PAYMENTS                                      $  9,472
                                                                             ========



Assets recorded under capital leases, consisting principally of computer equipment of $57.7 and $59.0 million and laboratory apparatus of $7.1 and $7.1 million for the years ended December 31, 1996 and 1995, respectively, are included in property, plant and equipment. Accumulated amortization of assets under capital leases is $54.3 and $52.0 million for the years ended December 31, 1996 and 1995, respectively.


H)  RELATED PARTY TRANSACTIONS

In May 1993, the Company executed a note to the Owners bearing interest at 6.0% in connection with the toll-free service operations. Interest and principal were payable in equal annual installments in February of each year. During 1995, this note was paid in full.

The Company provides toll-free services operations through one of its subsidiaries as the agent of the Bell Operating Companies. The Company has recorded cash collections in excess of costs incurred to provide toll-free services operations as a liability to the Bell Operating Companies. At December 31, 1996 and 1995, the liability amounted to $59.7 and $31.2 million, respectively.

The Bell Operating Companies and their affiliates represent a significant portion of the Company's revenue base, and are anticipated to remain major customers in the future.

                            BELLCORE AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------



I)  EMPLOYEE BENEFITS

PENSION PLANS

The Company sponsors two noncontributory, defined benefit pension plans, one for management and one for support staff employees. The pension benefit formula used in the determination of pension expense under the management pension plan is based on a stated percentage of final average pay. Under the support staff plan, the pension benefit formula used in the determination of pension expense is based on a flat dollar amount per years of service, according to job classification. All of the assets of the plans, which are primarily comprised of listed stocks and U.S. Government and domestic corporate bonds, are held in a master trust administered by the Company.

The Company's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes. Pension expense as a percentage of base salaries was 1.6, 1.5 and 1.6 percent for the years ended December 31, 1996, 1995, and 1994, respectively.

Pension expense for the two plans is comprised of the following components:


---------------------------------------------------------------------------------------------------------
                                                                   For the years ended December 31,
Dollars in thousands                                       1996                1995               1994
---------------------------------------------------------------------------------------------------------
Service cost-benefits earned during the period          $  30,088           $  27,282           $  28,231
Interest cost on projected benefit obligation              66,801              64,921              62,249
Return on plan assets                                    (143,328)           (243,347)               (155)
Net amortization and deferral                              53,358             157,225             (83,612)
Other items                                                   300                 350                 150
                                                        ---------           ---------           ---------

PENSION EXPENSE                                         $   7,219           $   6,431           $   6,863
                                                        =========           =========           =========

                            BELLCORE AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

I)  EMPLOYEE BENEFITS (CONTINUED)

PENSION PLANS

The following table sets forth the plans' funded status and amounts recorded in the Company's balance sheets:


--------------------------------------------------------------------------------------------------------------------
                                                                                               December 31,
Dollars in thousands                                                                   1996                  1995
--------------------------------------------------------------------------------------------------------------------
Accumulated benefit obligation, including
  vested benefits of $731,688 and $645,229                                         $   814,125           $   736,689
                                                                                   ===========           ===========

Projected benefit obligation                                                        (1,049,053)             (955,165)
Plan assets at fair value                                                            1,260,894             1,159,711
                                                                                   -----------           -----------

PLAN ASSETS IN EXCESS OF PROJECTED
  BENEFIT OBLIGATION                                                               $   211,841           $   204,546
                                                                                   -----------           -----------

Unrecognized net assets at January 1, 1987 being amortized over remaining periods of 9.8 and 11.7 years
  for management and support staff, respectively                                       (31,417)              (34,934)
Unrecognized prior service cost                                                         32,108                35,206
Unrecognized net gain                                                                 (190,159)             (175,526)
                                                                                   -----------           -----------

PREPAID PENSION EXPENSE INCLUDED IN BALANCE SHEET                                  $    22,373           $    29,292
                                                                                   ===========           ===========


For 1996 and 1995, the assumed weighted average annual rate of increase in future compensation levels and the discount rate used in determining the actuarial present value of projected benefit obligations were 5.0 and 7.0 percent, respectively. In 1994, these rates were 5.5 and 7.5 percent, respectively. In addition, the expected long-term rate of return on assets was
8.5 percent for 1996, 1995, and 1994.

The Company sponsors two contributory savings plans for eligible employees. These plans provide a 70 percent match of all employee contributions up to 6 percent of the employee's salary. The Company also contributes 0.5% of salary to each eligible employee in a separate Company sponsored savings plan. The Company contributed $16.2, $16.0 and $16.8 million to these plans for the years ended December 31, 1996, 1995 and 1994, respectively.

                            BELLCORE AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------



I)  EMPLOYEE BENEFITS (CONTINUED)

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

The Company offers certain postretirement medical and life insurance benefits to substantially all of its retired employees. In 1993, Bellcore began providing all eligible retirees non-taxable healthcare benefit credits. Retirees currently have a choice of three medical options for themselves and all eligible dependents. In 1994, cost sharing was implemented and the benefit credits provided to retirees were modified by inflation and age/service requirements. The number of active and retired Company employees covered under these benefits at December 31, 1996 is approximately 5,280 and 1,241, respectively.

Currently, all of the plan assets are held in two Voluntary Employee Benefit Association (VEBA) trusts. In 1996 and 1995, Bellcore did not make any contributions to the VEBA trusts. In 1994, Bellcore contributed $10.3 million to the VEBA trusts to provide for retiree benefits. The Company's funding policy is to contribute annually an amount determined by management, based on federal income tax limitations.

Postretirement benefits expense for the plan is comprised of the following components:


---------------------------------------------------------------------------------------
                                                         December 31,
Dollars in thousands                       1996              1995                1994
---------------------------------------------------------------------------------------
Future service cost                      $  6,933           $  6,497           $  6,831
Interest cost                              13,027             12,823             13,990
Return on plan assets                      (4,156)            (4,653)              (667)
Net amortization and deferral               5,937              6,926              4,515
                                         --------           --------           --------

POSTRETIREMENT BENEFITS EXPENSE          $ 21,741           $ 21,593           $ 24,669
                                         ========           ========           ========

                            BELLCORE AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

I)  EMPLOYEE BENEFITS (CONTINUED)

The following table sets forth the plans' funded status and amounts recognized in the Company's balance sheets:


--------------------------------------------------------------------------------------------
                                                                       December 31,
Dollars in thousands                                             1996               1995
--------------------------------------------------------------------------------------------
Accumulated benefit obligation
  Retirees                                                    $ (92,132)          $ (82,849)
  Other fully eligible participants                              (4,501)            (23,726)
  Other active participants                                    (106,321)            (88,299)
                                                              ---------           ---------
                                                               (202,954)           (194,874)

Plan assets at fair value                                        56,084              58,551
                                                              ---------           ---------

Plan assets less than accumulated benefit obligation           (146,870)           (136,323)
                                                              ---------           ---------

Unrecognized transition liability                               110,122             117,004
Unrecognized net gains                                          (28,059)            (24,294)
                                                              ---------           ---------

ACCRUED POSTRETIREMENT BENEFITS                               $ (64,807)          $ (43,613)
                                                              =========           =========


POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

For 1996 and 1995, the assumed weighted average annual rate of increase in future compensation levels and the discount rate used in determining the actuarial present value of projected benefit obligations were 5.0 and 7.0 percent, respectively. In 1994, these rates were 5.5 and 7.5 percent, respectively. The expected long-term weighted average rate of return on assets was 7.5 percent for 1996, and 7.0 percent for 1995 and 1994. The assumed health care trend rates used to measure the expected cost of benefits covered by the plan starts at 9.0 percent, decreasing 0.5 percent each year, to 5.0 percent after a eight-year period. The actuary has estimated that a one-percentage point increase in the assumed health care trend rate would have increased the 1996 postretirement benefits expense and the postretirement benefits obligation by $3.4 and $28.3 million, respectively.

                            BELLCORE AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------



I)  EMPLOYEE BENEFITS (CONTINUED)

OTHER EMPLOYEE BENEFITS

The Company provides unfunded, non-qualified benefits to certain members of management. These plans provide benefits that replace benefits not available in the qualified plans due to design or legal limitations. The expense associated with these plans was $3.0, $1.4, and $3.7 million in 1996, 1995 and 1994, respectively. The Company had an accumulated liability of $13.6 and $11.2 million for these non-qualified benefit plans at December 31, 1996 and 1995, respectively. In addition, the Company provides long-term incentive awards and Stock Appreciation Rights (SARs) to certain members of senior management. These plans are based on annual grants with cash distributions taking place three to ten years after the initial grants. In 1995, the Company modified both the long-term incentive plan and the SARs to account for a change in control of the Company. The modifications call for the payment of all earned awards under the long-term incentive plan and the immediate vesting and payment of all SARs as of the closing date of sale of the Company. The expense associated with these plans was $3.9, $9.3 and $1.0 million in 1996, 1995 and 1994, respectively. As of December 31, 1996 and 1995, the Company's liability under the long-term incentive and SARs plans was $9.7, and $12.3 million, respectively.

In 1995, the Company's Board of Directors adopted executive severance agreements in the event of the termination of covered key employees following a change of control of the Company. In addition, the Company has entered into agreements with certain key employees which provide for the payment of additional compensation as an incentive for them to remain with the Company. The aggregate commitment under these agreements is approximately $16.3 million.

J)  SIGNIFICANT TRANSACTIONS

The Company continues to evaluate its operations with the objective of streamlining various general and administrative functions and reducing business unit staffing levels to match project demand. These actions resulted in charges to the income statement of $10.5, $18.5 and $2.0 million for the years 1996, 1995 and 1994, respectively, which consists primarily of severance payments, related benefits, payroll taxes and outplacement services. At December 31, 1996, $11.2 million of these future benefits were included in other accrued liabilities.

In 1994, the Company made a decision to exit leased office space and consolidate the activities performed at that location into other office space leased by the Company. The decision to exit this facility resulted in a charge to the income statement of $45.3 million, which consisted primarily of lease costs, property taxes, maintenance on idle space and asset retirements relating to leasehold improvements. At December 31, 1996, $7.1 and $12.2 million of the 1994 facility closing costs were included in other accrued liabilities and other non-current liabilities, respectively.

All of the above transactions are recorded in general and administrative expenses in the respective years.

                            BELLCORE AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------



K)  PENDING LITIGATION

Bellcore is involved in various legal proceedings which are related to the conduct of its business. The Company has established a reserve which it believes is adequate and believes that the ultimate resolution of such pending litigation will not have a material adverse effect on the Company's results of operations or its financial position.

                            BELLCORE AND SUBSIDIARIES
        FINANCIAL STATEMENT SCHEDULE II/VALUATION AND QUALIFYING ACCOUNTS



---------------------------------------------------------------------------------------------------------------------------
                                 BALANCE                       ADDITIONS
                                    AT          --------------------------------------                        BALANCE AT
                                BEGINNING       CHARGED TO COSTS          CHARGED TO                              END
DOLLARS IN THOUSANDS            OF PERIOD         AND EXPENSES          OTHER ACCOUNTS       DEDUCTIONS       END OF PERIOD
---------------------------------------------------------------------------------------------------------------------------
Bad Debt Reserve


1994                           $       -           $     -                $    -               $   -            $     -

1995                                   -                 -                     -                   -                  -

1996                                   -             2,415                     -                   -              2,415
---------------------------------------------------------------------------------------------------------------------------

                           BELLCORE AND SUBSIDIARIES
     CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS (DEFICIT)


--------------------------------------------------------------------------------------------------
                                                                For the three months ended March 31,
(Unaudited, Dollars in thousands)                                        1997              1996
--------------------------------------------------------------------------------------------------
REVENUES

Bell Operating Companies                                               $ 164,740         $ 182,673
Third Party                                                               70,807            56,472
--------------------------------------------------------------------------------------------------
     Total Revenues                                                      235,547           239,145
--------------------------------------------------------------------------------------------------
Cost of Revenues                                                         169,961           179,618
--------------------------------------------------------------------------------------------------
     Gross Profit                                                         65,586            59,527
--------------------------------------------------------------------------------------------------
OPERATING EXPENSES

Research & Investment                                                      9,462             8,562
Marketing & Sales                                                         33,696            28,263
General & Administrative                                                  18,321            32,852
--------------------------------------------------------------------------------------------------
     Total Operating Expenses                                             61,479            69,677
--------------------------------------------------------------------------------------------------
     Operating Income (Loss)                                               4,107           (10,150)
--------------------------------------------------------------------------------------------------
Interest                                                                   2,168             1,865
Other Expense/(Income)                                                      (867)           (1,581)
--------------------------------------------------------------------------------------------------
     Income/(Loss) Before Income Taxes                                     2,806           (10,434)
--------------------------------------------------------------------------------------------------
Provision/(Benefit) for Income Taxes                                       1,153            (3,463)
--------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                                      $   1,653         $(  6,971)
==================================================================================================
RETAINED EARNINGS

Retained earnings (deficit), beginning of period                         (53,893)          (41,673)
Net income (loss)                                                          1,653            (6,971)
Amount transferred from Additional Paid In Capital/Common Stock            5,506             5,653
Dividends paid                                                            (5,506)           (5,653)
--------------------------------------------------------------------------------------------------
RETAINED DEFICIT,  END OF PERIOD                                       $( 52,240)        $( 48,644)
==================================================================================================





The accompanying Notes are an integral part of the financial statements.
--------------------------------------------------------------------------------

                           BELLCORE AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS


--------------------------------------------------------------------------------------------
                                                                  MARCH 31,      DECEMBER 31,
DOLLARS IN THOUSANDS                                                1997            1996
                                                                (UNAUDITED)
--------------------------------------------------------------------------------------------
ASSETS

Current Assets

Cash and Cash Equivalents                                       $  60,168         $  53,504
Accounts Receivable:
  Bell Operating Companies                                        154,146           131,625
  Third Party, net of allowance                                    81,864            84,284
Prepaid Expenses and Other                                         13,713             7,962
Deferred Income Taxes                                              18,465            19,791
--------------------------------------------------------------------------------------------
  Total Current Assets                                            328,356           297,166
--------------------------------------------------------------------------------------------
Property, Plant and Equipment                                     649,419           651,203
Less Accumulated Depreciation                                    (444,072)         (431,805)
--------------------------------------------------------------------------------------------
  Net Property, Plant and Equipment                               205,347           219,398
--------------------------------------------------------------------------------------------
Deferred Charges and Other Assets                                  22,884            25,811
Noncurrent Deferred Income Taxes                                   22,636            24,351
Income Taxes Receivable                                            42,790            43,933
--------------------------------------------------------------------------------------------
TOTAL ASSETS                                                    $ 622,013         $ 610,659
===========================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities

Short-Term Borrowings                                           $ 118,900         $  89,000
Accounts Payable                                                    8,874            21,842
Accrued Liabilities:
  Wages and Salaries                                               14,101            52,155
  Benefits                                                         33,220            30,867
  Bell Operating Companies                                         72,941            59,718
  Other Accrued Liabilities                                        98,872            82,489
Current Portion of Capital Lease Obligations                        5,133             6,504
--------------------------------------------------------------------------------------------
  Total Current Liabilities                                       352,041           342,575
--------------------------------------------------------------------------------------------
Long-Term Liabilities

Long-Term Capital Lease Obligations                                 2,073             2,968
Accrued Pension and Postretirement Benefits                        94,329            88,790
Other Noncurrent Liabilities                                       80,177            79,080
--------------------------------------------------------------------------------------------
  Total Long-Term Liabilities                                     176,579           170,838
--------------------------------------------------------------------------------------------
Commitments and Contingent Liabilities (Note F)

Stockholders' Equity

Common Stock - Seven Shares Authorized Without Par Value          145,633           151,139
Retained Deficit                                                  (52,240)          (53,893)
--------------------------------------------------------------------------------------------
  Total Stockholders' Equity                                       93,393            97,246
--------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                      $ 622,013         $ 610,659
===========================================================================================




The accompanying Notes are an integral part of the financial statements.
--------------------------------------------------------------------------------

                           BELLCORE AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS


------------------------------------------------------------------------------------------------
                                                             FOR THE THREE MONTHS ENDED MARCH 31,
(UNAUDITED, DOLLARS IN THOUSANDS)                                    1997             1996
------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES

Net Income (Loss)                                                 $  1,653         $ (6,971)

Adjustments to Reconcile Net Income (Loss) to Net Cash
   Provided by Operating Activities

   Depreciation                                                     16,840           17,314
   Deferred Income Taxes                                             3,041           14,571
   Provision for Doubtful Accounts                                     622                -
Decrease (Increase) in Assets:
   Accounts Receivable                                             (20,723)          28,766
   Prepaid Expenses and Other                                       (5,751)         (12,063)
   Deferred Charges and Other Assets                                 2,927            2,366
   Income Taxes Receivable                                           1,143                -
Increase (Decrease) in Liabilities:
   Accounts Payable and Accrued Liabilities                        (19,063)         (65,586)
   Accrued Pension and Postretirement Benefits                       5,539            5,146
   Other Noncurrent Liabilities                                      1,097           (6,322)
-------------------------------------------------------------------------------------------
   Net Cash Provided by Operating Activities                       (12,675)         (22,779)
-------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES

Purchase of Property, Plant and Equipment                           (2,807)          (6,026)
Proceeds from Disposals of Property, Plant and
   Equipment                                                            52              180
-------------------------------------------------------------------------------------------
   Net Cash Used in Investing Activities                            (2,755)          (5,846)
-------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES

Increase in Short-Term Borrowings                                   29,900           47,600
Dividends Paid                                                      (5,506)          (5,653)
Principal Payments on Capital Lease Obligations                     (2,300)          (3,933)
-------------------------------------------------------------------------------------------
   Net Cash Provided by Financing Activities                        22,094           38,014
-------------------------------------------------------------------------------------------
Net Increase in Cash and Cash Equivalents                            6,664            9,389
-------------------------------------------------------------------------------------------
Cash and Cash Equivalents at Beginning of Period                    53,504           24,882
-------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                        $ 60,168         $ 34,271
===========================================================================================
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

Cash Paid (Received) During the Period for:

   Interest                                                       $  1,384         $  1,449
   Income Taxes                                                   $ (1,207)        $    310

Supplemental Schedule of Noncash Investing and
   Financing Activities

   Capital Lease Obligations Incurred for Use of Equipment        $     35         $  2,046

===========================================================================================




The accompanying Notes are an integral part of the financial statements.
--------------------------------------------------------------------------------

                            BELLCORE AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------



A)  BASIS OF PRESENTATION

The accompanying financial information has been prepared in accordance with the instructions to Form 10-Q and therefore does not necessarily include all information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

In the opinion of management, the unaudited financial information for the three month periods ended March 31, 1997 and 1996 reflect all adjustments (which include only normal, recurring adjustments) necessary for a fair presentation thereof.


B)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

It is the Company's policy not to enter into derivative financial instruments for speculative purposes. The Company has entered into foreign currency forward contracts to protect against foreign currency exchange risks associated with certain firm and identifiable foreign currency commitments entered into in the ordinary course of business. At March 31, 1997, the Company had $17,980,000 of foreign currency forward exchange contracts in Australian dollars, with net unrealized losses of $76,000. These contracts were executed for terms of one and one-quarter years or less.


C)  SEGREGATED CASH

The Company provides toll-free services operations through one of its subsidiaries as the agent of the Bell Operating Companies. The Company has recorded cash collections in excess of costs incurred to provide toll-free services operations as a liability to the Bell Operating Companies. At March 31, 1997 the liability amounted to $72.9 million. As a result, $59.0 million of the reported cash and cash equivalents of $60.2 million is segregated for general corporate purposes and is maintained on behalf of the Bell Operating Companies.


D)  SHORT-TERM BORROWINGS AND CREDIT AGREEMENTS

The Company has a $250.0 million, unsecured revolving credit loan agreement with five banks which allow borrowings on a revolving basis until June 2001. The agreements enable borrowings at various interest rates based on certificate of deposit, eurodollar, or interbank offshore borrowing rates. Annual facility fees are .09% of the total commitment during the revolving credit term. At March 31, 1997, there were no loans outstanding under the revolving credit agreement.


E)  INCOME TAXES

Income taxes for interim periods are computed using the estimated annual effective rate method.

                            BELLCORE AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------



F)  COMMITMENTS AND CONTINGENCIES

Bellcore is involved in various legal proceedings which are related to the conduct of its business. The Company has established a reserve which it believes is adequate and believes that the ultimate resolution of such pending litigation will not have a material adverse effect on the Company's results of operations or its financial position.

ITEM 7 (b)        Pro Forma Financial Information


                 SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
              PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


         On November 20, 1996, Science Applications International Corporation ("SAIC" or "the Company") entered into a definitive acquisition agreement to acquire all of the outstanding common stock of Bell Communications Research, Inc. ("Bellcore"), a global provider of software development, engineering and consulting services, advanced research and development, technical training and other services to the telecommunications industry. Bellcore is currently owned by the Regional Bell Operating Companies and is primarily located in New Jersey. As of December 31, 1996, Bellcore had approximately 5,500 employees and annual revenues of approximately $1 billion. The acquisition is subject to certain conditions and contingencies, including regulatory approvals, and is expected to be consummated in the Company's third quarter ending October 31, 1997. As of the date of this filing, the Company has not consummated the acquisition and is awaiting certain regulatory approvals. Upon consummation of the acquisition, Bellcore will become a wholly-owned subsidiary of SAIC.

         Currently, Bellcore's fiscal year end is December 31. For purposes of the pro forma condensed consolidated financial statements, Bellcore's fiscal year ended December 31, 1996 and interim period ended March 31, 1997 have been included in the Company's January 31, 1997 and April 30, 1997 condensed consolidated financial statements, respectively.

         The following unaudited pro forma condensed consolidated financial statements give effect to the probable acquisition of Bellcore by the Company in a transaction using the purchase method of accounting and the assumptions and adjustments in the accompanying notes. The pro forma adjustments are based on preliminary estimates of fair value. Actual adjustments will be based on final appraisals and other analyses of fair values.

         The unaudited pro forma condensed consolidated balance sheet is based on the individual balance sheets of Bellcore, appearing elsewhere in this form 8-K, and the Company, and have been prepared to reflect the acquisition by the Company of Bellcore as of April 30, 1997. The unaudited pro forma condensed consolidated statement of income combines the consolidated statement of income of SAIC and Bellcore for the year ended January 31, 1997 and the interim period ended April 30, 1997 as if the acquisition occurred on February 1, 1996.

         The unaudited pro forma condensed consolidated financial statements are based on assumptions the Company believes are reasonable, factually supportable and directly attributable to the acquisition. However, the actual impact of the Bellcore acquisition could differ materially from the unaudited pro forma condensed consolidated balance sheet and statements of income included herein. The purchase price allocation is preliminary and management anticipates that the final allocation could differ materially from that included in the unaudited pro forma condensed consolidated financial statements included herein. The final purchase price could differ in the allocation to property and equipment, land and buildings, and intangible assets and their corresponding amortization periods. The amortization periods could differ ranging from one to eight years for property and equipment, twenty to forty years for buildings, and three to ten years for intangible assets. In addition, the final purchase price could differ in the allocation to the pension plan asset and other postretirement benefit (OPEB) liability and these differences could impact the final goodwill amount.

         The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements, including the notes thereto, of the Company in its Annual Report on Form 10-K/A for the year ended January 31, 1997 and of Bellcore contained in this filing on Form 8-K, and the unaudited consolidated financial statements, including notes thereto, of the Company in its Quarterly Report on Form 10-Q for the quarterly period ended April 30, 1997 and of Bellcore contained in this filing on Form 8-K. These unaudited pro forma condensed consolidated financial statements are shown for illustrative purposes only and are not necessarily indicative of the results of operations or financial position of the consolidated company that might have occurred had the Bellcore acquisition been completed at the beginning of the periods specified, nor are they necessarily indicative of future operating results or financial position.

                 SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                   (UNAUDITED)
                                 (IN THOUSANDS)


                                                                                      APRIL 30, 1997
                                                         ------------------------------------------------------------------
                                                              SAIC        BELLCORE         PRO FORMA           PRO FORMA
                                                                                          ADJUSTMENTS           COMBINED
                                                                                            (NOTE 1)
Current assets:
  Cash and cash equivalents...........................   $     147,810 $     60,168   $       365,120 (b)   $        90,478
                                                                                               (1,400)(b)
                                                                                             (481,220)(c)
  Restricted cash.....................................          25,283                                               25,283
  Receivables.........................................         507,021      236,010                                 743,031
  Inventories.........................................          15,571                                               15,571
  Prepaid expenses and other current assets...........          11,457       13,713            (4,700)(a)            20,470
  Deferred income taxes...............................          42,890       18,465                                  61,355
                                                         ------------- ------------   ---------------       ---------------
       Total current assets...........................         750,032      328,356          (122,200)              956,188

  Property and equipment..............................          88,507      153,758            25,000 (c)           267,265
  Land and buildings..................................         112,546       51,589            24,000 (c)           188,135
  Intangible assets...................................          57,060                        330,259 (d)           387,319
  Other assets........................................          56,559       88,310           195,000 (e)           365,269
                                                                                               24,000 (f)
                                                                                                1,400 (b)
                                                         ------------- ------------   ---------------       ---------------
                                                         $   1,064,704 $    622,013   $       477,459       $     2,164,176
                                                         ============= ============   ===============       ===============
          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities............   $     279,152 $    180,687   $                     $       459,839
  Accrued payroll and employee benefits...............         129,599       47,321                                 176,920
  Income taxes payable................................          24,611                                               24,611
  Notes payable and current portion of long-term
    liabilities.......................................          20,184      124,033           165,120 (b)           309,337
                                                         ------------- ------------   ---------------       ---------------
       Total current liabilities......................         453,546      352,041           165,120               970,707
                                                         ------------- ------------   ---------------       ---------------
  Long-term liabilities and minority interest.........          51,874      176,579           146,732 (g)           634,185
                                                                                               59,000 (f)
                                                                                              200,000 (b)
                                                         ------------- ------------   ---------------       ---------------
                                                                                              405,732
                                                                                      ---------------
  Common stock........................................             508      145,633          (145,633)(c)               508
  Additional paid-in capital..........................         346,496                                              346,496
  Retained earnings (deficit).........................         223,178      (52,240)           52,240 (c)           223,178
  Other stockholders' equity..........................         (10,898)                                             (10,898)
                                                         ------------- ------------   ---------------       ----------------
       Total stockholders' equity.....................         559,284       93,393           (93,393)              559,284
                                                         ------------- ------------   ----------------      ---------------
                                                         $   1,064,704 $    622,013   $       477,459       $     2,164,176
                                                         ============= ============   ===============       ===============

      See accompanying notes to Unaudited Pro Forma Condensed Consolidated
                             Financial Statements.

                 SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                                   (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER-SHARE AMOUNTS)



                                                                              YEAR ENDED JANUARY 31, 1997
                                                         --------------------------------------------------------------------
                                                              SAIC          BELLCORE        PRO FORMA             PRO FORMA
                                                                                           ADJUSTMENTS             COMBINED
Revenues..............................................   $   2,402,224  $     1,009,851  $        (5,817)(h)  $     3,406,258
Cost and expenses:
    Cost of revenues..................................       2,092,254          727,953                             2,820,207
    Selling, general and administrative expenses......         191,836          292,682           22,962 (i)          501,322
                                                                                                  (5,518)(j)
                                                                                                    (640)(l)
    Other expense/(income)............................                           (1,111)                               (1,111)
    Interest expense..................................           4,925            8,389           26,084 (k)           39,538
                                                                                                     140 (m)
                                                         -------------  ---------------- ----------------     ---------------
                                                             2,289,015        1,027,913           43,028            3,359,956
Income (loss) before income taxes.....................         113,209          (18,062)         (48,845)              46,302
Provision for (benefit from) income taxes.............          49,529           (5,842)         (10,742)(n)           32,945
                                                         -------------  ---------------- ----------------     ---------------
Net income (loss).....................................   $      63,680  $       (12,220) $       (38,103)     $        13,357
                                                         =============  ================ ================     ===============
Earnings per share....................................   $        1.23             N/A                        $           .26
                                                         =============  ================                      ===============
Average number of shares outstanding, including
common stock equivalents                                        52,309                                                 52,309
                                                         =============                                        ===============


      See accompanying notes to Unaudited Pro Forma Condensed Consolidated
                             Financial Statements.

                 SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                                   (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER-SHARE AMOUNTS)



                                                                         THREE MONTHS ENDED APRIL 30, 1997
                                                         -----------------------------------------------------------------
                                                              SAIC        BELLCORE       PRO FORMA            PRO FORMA
                                                                                        ADJUSTMENTS           COMBINED
Revenues..............................................   $     624,527 $     235,547  $        (1,454)(h)  $       858,620
Cost and expenses:
    Cost of revenues..................................         545,786       169,961                               715,747
    Selling, general and administrative expenses......          45,423        61,479            5,741 (i)          111,238
    ..................................................                                         (1,245)(j)
    ..................................................                                           (160)(l)
    Other expense and minority interest...............           1,088          (867)                                  221
    Interest expense                                             1,545         2,168            6,521 (k)           10,269
                                                                                                   35 (m)
                                                         ------------- -------------  ----------------     ---------------
                                                               593,842       232,741           10,892              837,475
Income (loss) before income taxes.....................          30,685         2,806          (12,346)              21,145
Provision for (benefit from) income taxes.............          13,809         1,153           (2,740)(n)           12,222
                                                         ------------- -------------  ----------------     ---------------
Net income (loss).....................................   $      16,876 $       1,653  $        (9,606)     $         8,923
                                                         ============= =============  ================     ===============
Earnings per share....................................   $         .32 $         N/A                       $           .17
                                                         ============= =============                       ===============
Average number of shares outstanding, including
common stock equivalents                                        53,784                                              53,784
                                                         =============                                     ===============



      See accompanying notes to Unaudited Pro Forma Condensed Consolidated
                             Financial Statements.

                 SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
               NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS
                          (DOLLAR AMOUNTS IN THOUSANDS)


NOTE 1 - The unaudited pro forma condensed consolidated balance sheets and statements of income have been prepared to reflect the probable acquisition of Bellcore by the Company for an estimated aggregate price of $481,220. Pro forma adjustments are made to reflect:

(a)   Assets that will not be acquired by the Company.

(b) Issuance of debt to finance the acquisition of Bellcore and deferral of debt issuance costs. The debt consists of $200,000 in 7.6% long-term notes payable maturing in May 2007 and $165,120 of borrowings on revolving line of credit agreements, which expire in May 2002, with an interest rate of 6.3%.

(c) Purchase price allocation to record assets and liabilities at estimated fair value:


Cash payment to Bellcore owners                                  $ 471,120
Deferred acquisition costs                                          10,100
                                                                 ---------
Total purchase price                                               481,220
                                                                 ---------

Elimination of book value of net assets acquired:
Common stock                                                      (145,633)
Accumulated deficit                                                 52,240
Assets not acquired                                                  4,700
                                                                 ---------
Net equity                                                         (88,693)
                                                                 ---------
Excess of purchase price over net book value                     $ 392,527
                                                                 =========

Allocation of excess purchase price over net book value:
Amount assigned to property and equipment                        $  25,000
Amount assigned to land and buildings                               24,000
Amount assigned to excess pension plan assets at fair
    value over the projected benefit obligation                    195,000
Deferred tax assets - non current                                   24,000
Deferred tax liabilities - non current                            (146,732)
Amount assigned to OPEB liabilities in excess of the fair
    value of plan assets                                           (59,000)
Amount assigned to identifiable intangible assets                  118,300
Amount assigned to goodwill                                        211,959
                                                                 ---------
                                                                 $ 392,527
                                                                 =========


The purchase price allocation is based upon estimates from a valuation process that is still in its preliminary stages. Because the consummation of the acquisition is awaiting regulatory approvals, which are expected to be obtained during the Company's third quarter ending October 31, 1997, the final allocation of the purchase price upon closing could materially differ from these estimates.

                 SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
               NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS
                                 (IN THOUSANDS)


(d) Identifiable intangible assets based upon estimates from a valuation process that is still in its preliminary stages and goodwill. Because the consummation of the acquisition is awaiting regulatory approvals, which are expected to be obtained during the third quarter ending October 31, 1997, the final allocation of the purchase price upon closing could materially differ from these estimates.

(e) Excess of the Bellcore pension plan assets at fair value over the projected benefit obligation. The Company is in the process of reviewing the actuarial assumptions and data relative to the Bellcore pension plan. The final allocation of the purchase price could materially differ from estimates based upon the review and final actuarial valuation and could impact the final goodwill amount.

(f) Estimate of Bellcore's postretirement benefit obligation in excess of the fair value of plan assets, including the related deferred tax asset. The Company is reviewing the actuarial data relative to the Bellcore postretirement benefit plans and based on the review, the final allocation of the purchase price could differ and impact the final goodwill amount.

(g) Deferred tax liabilities, in accordance with SFAS 109, related to the purchase price allocation (c) to property and equipment, land and buildings, pension plan (e) and purchased intangibles (d), other than goodwill.

(h) Elimination of interest income earned, calculated using an average rate of 5.0%, on cash balances which reflects the use of cash for the acquisition.

(i) Amortization of purchased intangibles on a straight-line basis over 3 to 10 years, and goodwill, on a straight-line basis over 15 years. The Company is in the early stages of compiling data and reviewing the preliminary assumptions related to the valuation of the excess of the purchase price over the estimated fair value of net intangible and tangible assets acquired. The final valuation and allocation of the purchase price upon the consummation of the acquisition could materially differ from the preliminary estimates.

(j) Elimination of amortization of unrecognized net transition obligation/assets, unrecognized prior service cost and unrecognized net gains included in the net periodic pension and postretirement benefits expense.

(k) Interest expense on $200,000 of long-term notes and $165,120 of short-term debt incurred in connection with the acquisition of Bellcore at an average effective interest rate of 6.9%.

(l) Depreciation of property and equipment based on the estimated purchase price allocation per the preliminary valuation.

(m) Amortization of deferred debt issuance costs on a straight-line basis over the term of the $200,000 long-term notes. Difference between amortization on a straight-line basis and using the net effective interest method of amortization is deemed immaterial.

(n) Income tax effects of pretax pro forma adjustments using the statutory rate in effect during the periods for which the pro forma condensed consolidated statements of income are presented.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



(Registrant)                              SCIENCE APPLICATIONS
                                          INTERNATIONAL CORPORATION



Date:  July 11, 1997                      By: /s/ W.A. ROPER
                                             ---------------------------
                                                W. A. Roper
                                                Senior Vice President
                                                and Chief Financial Officer

                                  EXHIBIT INDEX




                                                         Sequentially
Exhibit No.         Description                         Numbered Page
-----------         -----------                         -------------
23(a)               Consent of Coopers &
                    Lybrand [LLP]